                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                     (Amendment No.       )*
                                    ------

                Universal Outdoor Holdings, Inc.
               ----------------------------------
                        (Name of Issuer)

                          Common Stock
               ----------------------------------
                 (Title of Class of Securities)

                          91377M 10 5
               ----------------------------------
                         (CUSIP Number)

 Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                (Continued on following page(s))


                        Page 1 of 5 Pages


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CUSIP No. 91377M 10 5                  13G                 Page 2 of 5 Pages


-----------------------------------------------------------------------------
 (1) Names of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons
        Brian T. Clingen
        ###-##-####
-----------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-----------------------------------------------------------------------------
 (3) SEC Use Only

-----------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
        United States of America
-----------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       none
 Owned by
 Each Reporting               (6) Shared Voting Power
 Person With                        none
                              (7) Sole Dispositive Power
                                    1,279,938
                              (8) Shared Dispositive Power
                                    none
-----------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
        1,279,938
-----------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
Shares*
        N/A
-----------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
        5.3%
-----------------------------------------------------------------------------
(12) Type of Reporting Person*
        IN
-----------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 5 Pages


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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934


ITEM 1.

(a)  Universal Outdoor Holdings, Inc.
     ------------------------------------------------------------------------
                                (Name of Issuer)

(b)  321 North Clark Street, Suite 1010, Chicago, Illinois 60610
     ------------------------------------------------------------------------
                 (Address of Issuer's Principal Executive Offices)


ITEM 2.

(a)  Brian T. Clingen
     ------------------------------------------------------------------------
                             (Name of Person Filing)

(b)  321 North Clark Street, Suite 1010, Chicago, Illinois 60610
     ------------------------------------------------------------------------
                      (Address of Principal Business Office)

(c)  United States of America
     ------------------------------------------------------------------------
                                 (Citizenship)

(d)  common stock of Universal Outdoor Holdings, Inc., $0.01 par value per share
     ------------------------------------------------------------------------
                         (Title of Class of Securities)

(e)  91377M 10 5
     ------------------------------------------------------------------------
                                (CUSIP Number)


ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

NOT APPLICABLE


Item 4. Ownership.

(a)  1,279,938 shares of common stock of Universal Outdoor
     Holdings, Inc.

-----------------------------------------------------------------------------
                         (Amount Beneficially Owned)

                              Page 3 of 5 Pages
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(b)  5.3%
     ------------------------------------------------------------------------
                           (Percent of Class)

(c)  Number of shares as to which such person has:

     (i)    none
            -----------------------------------------------------------------
                          (sole power to vote or to direct the vote)

     (ii)   none
            -----------------------------------------------------------------
                         (shared power to vote or to direct the vote)

     (iii)  1,279,938 shares
            -----------------------------------------------------------------
                  (sole power to dispose or to direct the disposition of)

     (iv)   none
            -----------------------------------------------------------------
                 (shared power to dispose or to direct the disposition of)


ITEM 5. Ownership of Five Percent or Less of a Class.

NOT APPLICABLE


ITEM 6.  Ownership of More than Five Percent on Behalf of Another
Person.

The Clingen Family Limited Partnership, of which Brian T. Clingen is general partner, owns 125,008 shares.


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
Company.


NOT APPLICABLE


ITEM 8.  Identification and Classification of Members of the Group.

NOT APPLICABLE


ITEM 9.   Notice of Dissolution of Group.

NOT APPLICABLE


ITEM 10.  Certification.

NOT APPLICABLE

                              Page 4 of 5 Pages
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                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   /s/ Brian T. Clingen
                                   ------------------------------
                                   Brian T. Clingen


February 13, 1997